FDA Advisory Committee Declines to Recommend Approval of Progesterone Vaginal Gel 8% for the Reduction of Risk of Preterm Birth in Women with Short Uterine Cervical Length

- Preterm birth is a significant and costly problem, affecting one in eight live-born infants in the U.S.; premature cervical shortening is strong risk predictor -

LIVINGSTON and PARSIPPANY, NJ— January 20, 2012 — Columbia Laboratories, Inc. (Nasdaq: CBRX), and Watson Pharmaceuticals, Inc. (NYSE: WPI), today confirmed that the Advisory Committee for Reproductive Health Drugs of the U.S. Food and Drug Administration (FDA) did not recommend approval of progesterone vaginal gel 8% for the reduction of risk of preterm birth in women with short uterine cervical length at the mid-trimester of pregnancy. While panel members generally agreed that progesterone vaginal gel 8% is safe, the panel stated that more information is needed to support approval.

While the FDA will consider recommendations of the Committee, the final decision regarding the approval of the product rests solely with the FDA. The FDA's Division of Reproductive and Urologic Products is expected to take action on Columbia's New Drug Application (NDA) by February 26, 2012.

“We will work with the FDA to address the Advisory Committee’s comments as the Agency finalizes its review of our NDA. We remain confident in the PREGNANT study results that showed the administration of progesterone vaginal gel 8% is a safe and effective treatment for patients at risk for preterm birth due to short uterine cervical length in the mid-trimester of pregnancy. We hope the agency's final decision will acknowledge the clear unmet medical need in this patient population,” said Frank Condella, President and CEO of Columbia Laboratories, Inc.

“As was highlighted today, there are currently no products approved to reduce the risk of preterm birth in women with premature cervical shortening – an established strong predictor of preterm birth risk,” said Fred Wilkinson, Watson’s Executive Vice President, Global Brands. “The availability of a safe and effective product, with a demonstrated ability to reduce the risk of preterm birth in women with short uterine cervical length in the mid-trimester of pregnancy, would represent a significant advance in the prevention of early preterm birth and its associated complications.”

The Committee evaluated data submitted by Columbia to the FDA in its New Drug Application (NDA 22-139), which includes data from two Phase III clinical trials. One of these trials, the PREGNANT study, showed that women with a short uterine cervical length as measured by transvaginal ultrasound between 19 and <24 weeks of gestation who were treated with progesterone vaginal gel 8% had a significantly lower risk of preterm birth before 33 weeks gestation compared to those who were treated with placebo (p=0.022). This study included women with and without a prior history of preterm birth. Progesterone vaginal gel 8% was also associated with a significant reduction in the risk of preterm birth before 35 weeks gestation (p=0.012).

In the PREGNANT study, the frequency of maternal treatment-emergent adverse events both overall and by individual event was comparable between the placebo and progesterone vaginal gel treatment groups. The most frequent events in the progesterone vaginal gel group were expected complications of a high-risk pregnancy and included “premature baby” (19%), “uterine contractions abnormal” (14%), “premature labor” (7%). “Cervical disorder” (10%), “nausea” (10%), “headache” (7%), and “vulvo vaginal mycotic infection” (7%) were also reported.

The Advisory Committee for Reproductive Health Drugs is an independent panel of experts that evaluates data concerning the efficacy and safety of marketed and investigational products for use in the treatment of reproductive conditions and makes non-binding recommendations to the FDA.

About Watson Pharmaceuticals
Watson Pharmaceuticals, Inc. is a leading integrated global pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women's Health. Watson has operations in many of the world's established and growing international markets. For press release and other company information, visit Watson Pharmaceuticals' Web site at http://www.watson.com.

About Columbia Laboratories
Columbia Laboratories, Inc. is developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company has developed and sold six products for the U.S. market including CRINONE® (progesterone gel), for which Columbia receives royalties on annual net sales from Watson Pharmaceuticals. CRINONE is commercialized outside the U.S. by Merck Serono. Columbia's press releases and other company information are available online at http://www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “intends,” “believes,” “expects,” “anticipates,” “potential,” “could,” “would,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the outcome of further analyses by the U.S. Food and Drug Administration (FDA) of the clinical data in the Preterm Birth New Drug Application (NDA); success in obtaining timely approval of the Preterm Birth NDA by the FDA; the timing and level of success of a future product launch, if any; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations, including Medicaid; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; the ability to obtain and enforce patents and other intellectual property rights; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s and Watson’s reports filed with the SEC, including, but not limited to, their respective Annual Reports on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the period ended September 30, 2011. Neither Columbia nor Watson undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

CRINONE® is a registered trademark of Watson Pharmaceuticals, Inc.

Contacts

For Columbia Laboratories, Inc.	For Watson Pharmaceuticals, Inc.
Investors	Investors
Lawrence A. Gyenes	Patty Eisenhaur
SVP, Chief Financial Officer & Treasurer	VP, Investor Relations and Corp. Comm.
Columbia Laboratories, Inc.	(862) 261-8141
(973) 486-8860
--or--	Media
Seth Lewis	Charlie Mayr
VP, The Trout Group LLC	SVP, Corporate Affairs
(646) 378-2952	(862) 261-8483

Media
Amy Raskopf
President, Raskopf Communications, LLC
(917) 673-5775